EXHIBIT 99

BOSTON BEER REPORTS RECORD SECOND QUARTER
VOLUME AND REVENUE

BOSTON, MA (8/8/06) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved record second quarter earnings per diluted share of $0.56, an increase of $0.21 over the second quarter 2005. The Company also posted record second quarter net revenue of $79.3 million, an increase of 28.7% over the same period last year. The net revenue increase in the second quarter was primarily driven by a 22.8% core shipment volume increase and price increases of approximately 2.0%. For the six months ended July 1, 2006, the Company's earnings per diluted share were $0.69, an increase of $0.07 over 2005. Net revenue increased by 23.5% to $136.2 million during the first six months of 2006 as compared to the same period 2005.

Distributor sales of the Boston Beer brands to retail (depletions) increased approximately 17% from the second quarter 2005. Jim Koch, Chairman and Founder of the Company, said, "We are once again pleased with our quarterly depletions growth. The continued growth of the Craft beer category, in which Samuel Adams is the leading brand, demonstrates the consumer trend of trading up to more full-flavored, richer-tasting beers. We believe that our current brand messaging is resonating with beer drinkers, and that they understand and appreciate the authenticity and quality that the Samuel Adams brand has to offer."

Martin Roper, Boston Beer President and CEO, said, "The health of the Samuel Adams brand is strong, as evidenced by the double-digit volume growth in the second quarter, and we plan to continue to invest in the brand as appropriate in order to maintain our leading position within the Craft beer category. Samuel Adams Lager, Sam Adams Light, Samuel Adams Seasonals and Samuel Adams Brewmaster's Collection all showed depletions growth during the first six months. While Sam Adams Light was weaker in the second quarter due to competitive

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activity, we are encouraged about the bright future of Better Light Beer, and we are prepared to invest in and grow in this emerging category. Our Twisted Tea brand strength also continued, with double-digit volume increases in the second quarter as well. Our overall pricing remains healthy; we have been able to maintain the pricing increases taken in the first quarter, and we plan to implement some smaller additional price increases in the third quarter."

Bill Urich, Boston Beer CFO, added, "Our gross margin for the second quarter 2006 decreased to 59.4% from 60.0% from the second quarter last year due primarily to continued cost pressures relating to higher packaging material, utilities, and fuel costs, and increased costs related to production inefficiencies. Also impacting our gross margin were higher costs relating to package mix, product mix, and higher production and excise tax costs related to Twisted Tea, due to changes in federal formulation requirements and regulation changes in certain states. These cost pressures are expected to continue through the remainder of 2006. "

Mr. Roper, commenting on the full year prospects said, "We currently expect that, if our volume gains continue for the rest of the year, we will be able to exceed our previously communicated earnings goals, despite the significant cost pressures, our increased brand support and the costs associated with our evaluation of additional investments in brewery ownership. We continue to assess the viability of brewery construction in New England and we intend to enter into a purchase and sale agreement for land as a potential site within the next few days. We will also continue to evaluate appropriate levels of capital investment and investment in our brand to meet long-term growth goals."

2nd Quarter Results

For the 13-week period ended July 1, 2006, the Company recorded net revenue of $79.3 million, a 28.7% increase over the same period in 2005. Net revenue per barrel for core products increased by 4.4%, primarily due to volume increases,

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price increases maintained from the first quarter, a shift in package mix from kegs to cases, and product mix.

Distributor sales of the Boston Beer brands to retail (depletions) totaled approximately 0.4 million barrels, an approximate 17% increase from the second quarter 2005, and this was primarily a result of volume increases in Samuel Adams® Brewmaster's Collection and Seasonals, Samuel Adams Boston Lager®, and Twisted Tea®. The Company posted double-digit percentage depletion increases on Samuel Adams® Brewmaster's Collection and Seasonal brands. While the Twisted Tea® volume growth slowed in the second quarter, it still posted a double-digit increase over the second quarter of 2005.

The Company believes inventories at wholesalers at the end of the second quarter were at appropriate levels.

The Company's recorded net income of $8.0 million or $.56 per diluted share for the second quarter 2006 increased by $2.8 million or $.21 per diluted share from the same period last year. The Company recorded stock-based compensation expense of $0.4 million, net of tax effect, or $0.03 per diluted share, in the second quarter of 2006 as a result of the adoption of SFAS No. 123R, Share-Based Payment (SFAS No. 123R). Stock-based compensation expense recorded in the same period in 2005 was insignificant. Gross margin for core products as a percent of net sales decreased to 59.4% from 60.0% in the second quarter of 2005, principally due to increases in utility costs, packaging costs, production costs, increases in state excise tax related to Twisted Tea® and a shift in package and product mix, offset partially by increases in pricing. Advertising, promotional and selling expenses for the quarter were up by $4.3 million compared to the same period last year. This increase was primarily a result of increases in freight costs, sales force salary and benefit costs, stock compensation costs and promotional expenses over the second quarter 2005. General and administrative expenses increased by $1.4 million compared to the

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same period last year, due to an increase in salary and benefit costs, stock compensation expense, consulting costs, and legal fees.

Year to Date Results

Core shipment volume for the six month period ended July 1, 2006 was 0.7 million barrels, an 18.8% increase from the same period in the prior year.

Depletions increased by approximately 17% during the first half of 2006 compared to the same period last year. The 17% year to date growth is attributable to increases throughout the Samuel Adams® and Twisted Tea® brand families.

The Company's recorded net income of $9.8 million, or $0.69 per diluted share for the six months ended July 1, 2006, increased by $0.7 million, or $0.07 per diluted share as compared to the same period last year. The Company recorded stock-based compensation expense of $0.6 million, net of tax effect, or $0.04 per diluted share, for the six months ended July 1, 2006 as a result of the adoption of SFAS No. 123R. Stock-based compensation expense recorded in the same period in 2005 was insignificant. Net revenue per barrel for core products increased by 3.4% during the period primarily because of volume increases, price increases maintained from the first quarter 2006 and a shift in the package and product mix. Gross margin as a percent of net sales for core products decreased to 58.7% from 60.6% in the same period last year, principally due to increases in utility costs, packaging costs, production costs, increases in state excise tax related to Twisted Tea® and a shift in product and package mix, offset partially by increases in pricing. Advertising, promotional and selling expenses for the six months were up by $9.9 million, or 22.0%, compared to the same period last year, primarily due to increases in freight costs, POS expense, and promotional and advertising expenses, as well as increases in sales force salary and benefit costs and stock compensation expense. General and administrative expenses increased by $2.3 million compared to the same period last year, due to increases in salary and benefit costs, stock compensation expense, consulting costs, and legal fees.

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Other matters

Shipments and orders in-hand suggest that core shipments for the third quarter 2006 appear to be up approximately 17.0% as compared to the same period in 2005. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods. July year-to-date depletions are estimated to be up approximately 17.0% over 2005.

Based on current known information, the Company is facing overall production and freight cost increases of between 6.0% and 9.0% over full year 2005, which could vary depending on actual energy costs during 2006, as well as other factors, and 2006 gross margin will be down approximately 2.0% below full year 2005.

The Company now expects 2006 earnings per diluted share to be between $1.16 and $1.31, absent any significant change in currently planned levels of brand support and based on volume increases over the original expectation for the full year, which would fully offset these cost pressures. The 2006 earnings per share range is prior to taking into account the impact of the adoption of SFAS No. 123R,which was not included in the prior year's earnings per diluted share of $1.07. The Company estimates that its adoption of SFAS No. 123R and the impact of performance-based stock options will affect earnings per diluted share by between $0.06 and $0.11 in 2006, including a $0.04 per diluted share impact through the six months ended July 1, 2006. The range will depend on the vesting of certain performance-based stock options. Stock compensation expense recognized for the full year 2005 using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, impacted diluted earnings per share for 2005 by $0.01.

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The Company's ability to attain this earnings growth in 2006 is dependent on achieving challenging targets for volume, pricing and costs. The Company continues to pursue cost savings initiatives and pricing opportunities, and hopes to preserve its economics to allow for continued investment in support of its brands in order to grow volume and earnings.

In April 2006, the Company received the anticipated notice from Miller Brewing Company terminating the Company's existing contract relationship with Miller Brewing Company, effective October 31, 2008; the termination is in accordance with the contract and the 2003 arbitration award. While the Company believes that there will be other contract capacity adequate to absorb its production requirements, there is no guarantee that the current economics can be maintained. Accordingly, as previously reported, the Company is assessing the viability of brewery construction and the purchase of land on which to build a brewery. Mr. Roper commented, "We have identified a site in Massachusetts on which we might be able to construct a brewery to serve our future brewing capacity needs. We have initiated an evaluation of this site and the permit process involved, and we intend to sign a purchase and sale agreement for this land within the next few days. We anticipate completing this evaluation by the end of the year, and are in discussions with engineering companies, local towns and state officials as we attempt to assess the viability of this site. We have revised upward our capacity needs in New England based on healthy Craft category growth, our own growth trends and higher freight costs and are now exploring production capacity in excess of 1.0 million barrels of Samuel Adams brand products and Twisted Tea. Our current estimates are that construction of such a facility could cost between $120 million and $160 million, with the ultimate cost dependent on the final specifications, including initial capacity and capabilities and expansion potential and site specific costs, and the like. We believe this is an appropriate strategic investment based on the growth of the category and known and unknown risk in supplier alternatives."

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Mr. Urich added, "We are also evaluating financing options for the potential new brewery investment and are confident that we will be able to secure financing sources sufficient to meet our requirements."

The Company currently estimates total capital expenditures in 2006 to be between $7.0 and $10.0 million, exclusive of investments made in support of a possible new brewery. This estimate could change significantly based on the ultimate outcome of the Company's evaluation of its long-term production strategy.

During the three months ended July 1, 2006, the Company repurchased $3.4 million of its Class A Common Stock. Through August 4, 2006, the Company has repurchased a cumulative total of approximately 7.8 million shares of its Class A Common Stock for an aggregate purchase price of $92.6 million, and had $7.4 million remaining on the $100.0 million share buyback expenditure limit set by the Board of Directors. As of August 4, 2006, the Company had 9.8 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company is America's leading brewer of handcrafted, full-flavored beers. Founder and Brewer, Jim Koch, brews Samuel Adams beers using the time-honored, traditional four-vessel brewing process, and the world's finest all-natural ingredients. With over 18 distinctive, award-winning styles of beer, Samuel Adams® offers discerning beer drinkers a variety of brews. The brewery has won more awards in international beer-tasting competitions in the last five years than any other brewery in the world. Samuel Adams® is an independent brewery and has half of a percent of the domestic beer market. The Company's flagship brand, Samuel Adams Boston Lager®, is brewed using the same recipe and processes that Jim Koch's great-great grandfather used in the mid 1800s. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit www.samueladams.com or visit www.bostonbeer.com for financial information.

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Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 31, 2005 and December 25, 2004. Copies of these documents may be found on the Company's website, www.bostonbeer.com or obtained by contacting the Company or the SEC.

Tuesday, August 8, 2006

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THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:
	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended

	July 1,	June 25,	July 1,	June 25,
	2006	2005	2006	2005

Barrels sold	440	353	764	633

Revenue	$87,635	$68,495	$150,373	$122,120
Less excise taxes	8,302	6,862	14,152	11,778

Net revenue	79,333	61,633	136,221	110,342
Cost of goods sold	32,276	24,701	56,491	43,578

Gross profit	47,057	36,932	79,730	66,764
Operating expenses:
Advertising, promotional and selling
expenses	29,368	25,073	54,746	44,881
General and administrative expenses	5,381	3,999	10,307	8,019

Total operating expenses	34,749	29,072	65,053	52,900

Operating income	12,308	7,860	14,677	13,864
Other income, net:
Interest income, net	711	479	1,299	780
Other income, net	170	60	231	218

Total other income, net	881	539	1,530	998

Income before provision for income taxes	13,189	8,399	16,207	14,862
Provision for income taxes	5,203	3,256	6,400	5,756

Net income	$7,986	$5,143	$9,807	$9,106

Net income per common share - basic	$0.57	$0.36	$0.71	$0.64

Net income per common share - diluted	$0.56	$0.35	$0.69	$0.62

Weighted-average number of common
shares - basic	13,919	14,258	13,888	14,267

Weighted-average number of common
shares - diluted	14,346	14,614	14,320	14,653

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets:
(in thousands, except share data)
	(unaudited)
	July 1,	December 31,
	2006	2005

Assets
Current Assets:
Cash and cash equivalents	$45,124	$41,516
Short-term investments	20,000	22,425
Accounts receivable, net of allowance for doubtful
accounts of $209 and $116 as of July 1, 2006
and December 31, 2005, respectively	19,343	9,534
Inventories	13,916	13,649
Prepaid expenses and other assets	1,700	1,236
Deferred income taxes	829	829

Total current assets	100,912	89,189

Property, plant and equipment, net	26,970	26,525
Other assets	2,704	1,963
Goodwill	1,377	1,377

Total assets	$131,963	$119,054

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$13,966	$11,378
Accrued expenses	19,078	17,361

Total current liabilities	33,044	28,739

Deferred income taxes	2,390	2,390
Other liabilities	1,910	1,946

Total liabilities	37,344	33,075

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 9,806,490 and
9,814,457 issued and outstanding as of July 1,
2006 and December 31, 2005, respectively	98	98
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued
and outstanding	41	41
Additional paid-in capital	74,549	70,808
Unearned compensation	-	(353)
Accumulated other comprehensive loss, net of tax	(196)	(196)
Retained earnings	20,127	15,581

Total stockholders' equity	94,619	85,979

Total liabilities and stockholders' equity	$131,963	$119,054

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Consolidated Statements of Cash Flows:
(in thousands)

	(unaudited)
	Six Months Ended

	July 1,	June 25,
	2006	2005

Cash flows provided by operating activities:
Net income	$9,807	$9,106
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	2,324	2,059
Loss (gain) on disposal of property, plant and equipment	20	(10)
Bad debt expense (recovery)	124	(174)
Stock-based compensation expense	1,012	71
Deferred income taxes	-	(405)
Excess tax benefit from stock-based compensation
arrangements	(663)	588
Purchases of trading securities	(26,050)	(1,800)
Proceeds from sale of trading securities	28,475	1,700
Changes in operating assets and liabilities:	(9,933)	545
Accounts receivable	(267)	415
Inventories	(560)	(159)
Prepaid expenses and other assets	2,588	(211)
Accounts payable	2,380	2,267
Accrued expenses	(36)	(47)

Other liabilities	9,221	13,945

Net cash provided by operating activities

Cash flows used in investing activities:
Purchases of property, plant and equipment	(2,725)	(6,981)
Proceeds from disposal of property, plant and equipment	8	12
Increase in other long-term assets	(548)	-

Net cash used in investing activities	(3,265)	(6,969)

Cash flows used in financing activities:
Repurchase of Class A common stock	(5,262)	(3,635)
Proceeds from exercise of stock options	2,158	1,311
Excess tax benefit from stock-based compensation
arrangements	663	-
Net proceeds from sale of investment shares	93	145

Net cash used in financing activities	(2,348)	(2,179)

Change in cash and cash equivalents	3,608	4,797

Cash and cash equivalents at beginning of year	41,516	35,794

Cash and cash equivalents at end of period	$45,124	$40,591

Supplemental disclosure of cash flow information:
Income taxes paid	$4,726	$4,882

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